                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

FILED BY THE REGISTRANT /X/       FILED BY A PARTY OTHER THAN THE REGISTRANT / /

- --------------------------------------------------------------------------------

Check the appropriate box:
/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                                   MEDITRUST
                (Name of Registrant as Specified In Its Charter)

                                   MEDITRUST
                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
/X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
/ / $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act
       Rule 0-11:

    4) Proposed maximum aggregate value of transaction:

    5) Total fee paid:

    Set forth the amount on which the filing fee is calculated and state how it was determined.

/X/ Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    2) Form, Schedule or Registration Statement No.:

    3) Filing Party:

    4) Date Filed:

- --------------------------------------------------------------------------------

                                   MEDITRUST

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                             TO BE HELD MAY 8, 1996

     The annual meeting of shareholders of Meditrust will be held at Fleet Bank, N.A., 75 State Street, 8th Floor, Boston, Massachusetts, on Wednesday, May 8, 1996 at 4:00 o'clock in the afternoon for the following purposes:

     1. To fix the number of trustees and elect a Board of Trustees for the ensuing year.

     2. To consider and act upon proposed amendments to Meditrust's Declaration of Trust to authorize Meditrust to issue from time to time shares of one or more additional classes and/or series of shares of beneficial interest.

     3. To consider and act upon such other business, matters or proposals as may properly come before the Meeting.

     The Board of Trustees has fixed the close of business on April 8, 1996 as the record date for determining the shareholders having the right to receive notice of and to vote at the Meeting.

                                          By Order of the Board of Trustees


                                          LOGO

                                          MICHAEL S. BENJAMIN
                                          Senior Vice President and Secretary

Needham Heights, Massachusetts
April 11, 1996

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO SIGN, DATE AND MAIL PROMPTLY THE ENCLOSED PROXY WHICH IS BEING SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES. A RETURN ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES IS ENCLOSED FOR THAT PURPOSE. RETURNING THE ENCLOSED PROXY WILL NOT AFFECT YOUR RIGHT TO ATTEND THE MEETING AND VOTE YOUR SHARES IN PERSON.

                                   MEDITRUST
                                197 FIRST AVENUE
                      NEEDHAM HEIGHTS, MASSACHUSETTS 02194

                            ------------------------

                                PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 8, 1996

                                  INTRODUCTION

     This Proxy Statement is furnished in connection with the solicitation by and on behalf of the Board of Trustees of Meditrust, a Massachusetts business trust (the "Company"), of proxies for use at the annual meeting of shareholders of the Company and at any adjournment or adjournments thereof (the "Meeting") to be held, pursuant to the accompanying Notice of Annual Meeting, at 4:00 p.m. on May 8, 1996 at Fleet Bank, N.A., 75 State Street, 8th Floor, Boston, Massachusetts. The Company expects to mail this Proxy Statement and the accompanying form of proxy to shareholders on or about April 11, 1996.

VOTING AND REVOCATION OF PROXIES

     Valid proxies will be voted as specified thereon at the Meeting. Any shareholder giving a proxy in the accompanying form retains the power to revoke it at any time prior to the exercise of the powers conferred thereby by (a) delivering written notice of such revocation to Michael S. Benjamin, Esquire, Senior Vice President and Secretary, Meditrust, 197 First Avenue, Needham Heights, Massachusetts 02194; (b) delivering a duly executed proxy bearing a later date to the Secretary of the Company; or (c) appearing at the Meeting and requesting the return of his proxy. Any shareholder who attends the Meeting in person will not be deemed thereby to revoke the proxy unless such shareholder affirmatively indicates thereat his intention to vote the shares in person.

ANNUAL REPORT

     The Annual Report of the Company for the fiscal year ended December 31, 1995, including financial statements, audited and reported upon by Coopers & Lybrand L.L.P., independent accountants, is being mailed herewith to each of the Company's shareholders of record at the close of business on April 8, 1996.

VOTING SECURITIES, PRINCIPAL HOLDERS THEREOF AND HOLDINGS BY CERTAIN EXECUTIVE OFFICERS


     The holders of record of shares of beneficial interest of the Company ("Shares") at the close of business on April 8, 1996 are entitled to vote at the Meeting. On that date there were outstanding and entitled to vote 60,613,033 Shares. Each shareholder has one vote for each Share held by such shareholder of record on the matters listed in the Notice of Annual Meeting.

     No one was known by the Company to own beneficially more than 5% of the Company's outstanding Shares on April 8, 1996, except as shown in the following table:

                                                                         SHARES
                                                                      BENEFICIALLY     PERCENTAGE OF
NAME AND ADDRESS                                                        OWNED(1)          SHARES
- ----------------                                                      ------------     -------------
Loomis, Sayles & Company, L.P. .....................................     2,693,345(2)       5.3%
One Financial Center
Boston, MA 02111

- ---------------
(1) None of such Shares are known to be Shares with respect to which the holder has the right to acquire beneficial ownership.

(2) Based on information concerning beneficial ownership of Shares as of December 31, 1995 as set forth in the Schedule 13G of Loomis, Sayles & Company, L.P. ("Loomis") dated February 12, 1996. Loomis has sole voting power with respect to 842,850 Shares, shared voting power with respect to 32,000 Shares and shared dispositive power with respect to 2,693,345 Shares.

     The following table sets forth information concerning ownership of Shares by certain executive officers of the Company:


                                                                       SHARES SUBJECT
                                                       SHARES            TO OPTIONS
                                                    BENEFICIALLY     EXERCISABLE WITHIN     PERCENTAGE OF
                                                    OWNED AS OF          60 DAYS OF            SHARES
                                                     4/8/96(1)             4/8/96            OUTSTANDING
                                                    ------------     ------------------     -------------
Abraham D. Gosman.................................     933,564(2)          191,353               1.5%
David F. Benson...................................      42,524              35,706               (3)
Michael S. Benjamin...............................      17,247              13,333               (3)
Michael F. Bushee.................................      18,620              13,333               (3)
Lisa P. McAlister.................................      14,623              13,333               (3)

- ---------------
(1) Unless otherwise indicated, the number of Shares stated as being owned beneficially includes (i) Shares beneficially owned by spouses, minor children and/or other relatives in which the executive officer may share voting or investment power and (ii) any Shares listed as being subject to options exercisable within 60 days of April 8, 1996.

(2) Includes 162,000 Shares owned by A.M.A. Financial Corporation, of which Mr. Gosman is President and a 98% shareholder.

(3) Less than 1%.

                             EXECUTIVE COMPENSATION

               REPORT OF THE PERSONNEL AND COMPENSATION COMMITTEE

     In determining the compensation to be paid to the Company's executive officers, the Personnel and Compensation Committee (the "Compensation Committee") strives to (i) reward executives for achievement of the Company's strategic goals and the enhancement of shareholder value, (ii) recognize superior Company performance as compared to that of competing businesses and
(iii) attract, motivate and retain highly-trained and talented executives who are vital to the Company's long-term success. Individual compensation packages are generally set at levels believed by the Compensation Committee to correspond to the median range of compensation paid to individuals serving in comparable positions at other real estate investment trusts with publicly-traded securities (including those comprising the National Association of Real Estate Investment Trusts Index referred to in the performance graph set forth hereinafter). At present, the Company's compensation package is comprised of a base salary, an annual cash bonus, long-term incentives in the form of stock options and stock grants (which are awarded by the Stock Option Committee) and other benefits typically offered to executives by major corporations.

SALARIES

     During 1995, the Board of Trustees, on the recommendation of the Compensation Committee, increased the salaries paid to each of the four most highly compensated executive officers of the Company other than Mr. Gosman (collectively, the "Senior Executives"). These salary increases, as well as those of other Company executives, were based on cost-of-living adjustments, position tenure, subjective assessments of individual performance, comparability considerations (including the Company's financial performance relative to its competitors') and competitive data, including asset growth, revenue growth, cash flow growth and total return to shareholders. In setting compensation levels for 1995, the Compensation Committee gave considerable weight to the Company's favorable 1994 financial results (including the 21.7% increase in the Company's assets, 15% increase in the Company's revenues and 18.5% increase in cash flow). The 1994 financial results generally exceeded management's expectations, which further influenced the Compensation Committee's decision to increase salaries. Performance assessments were also given greater weight in the Compensation Committee's determinations relative to the other factors.

     Mr. Gosman's 1995 base salary was paid pursuant to the provisions of his employment agreement (the "Employment Agreement") with the Company which was entered into on January 1, 1993 and a salary reduction agreement between Mr. Gosman and the Company relating to the split-dollar life insurance agreement described hereinafter under "Further Information Regarding the Board of Trustees and Executive Officers." The terms of the Employment Agreement, including salary terms, were determined through negotiations between Mr. Gosman and the Compensation Committee. Factors considered by the Compensation Committee in the course of those negotiations included Mr. Gosman's unique insight and experience in the health care industry, his leadership abilities, his past contributions to the success of the Company, his perceived importance to the continued success of the Company, his four-year commitment to lead the Company and the Company's financial performance, as measured by asset growth, revenue growth, cash flow growth and total return to shareholders, under Mr. Gosman's leadership.

     Under certain circumstances, Section 162(m) of the Internal Revenue Code denies a deduction for compensation in excess of $1 million paid to an individual who is the chief executive officer or one of the four next most highly paid officers of a corporation. In general, compensation from all sources is taken into account, including salary, bonus and income realized from the exercise of non-qualified stock options. Because it is a real estate investment trust, and based on the advice of counsel, the Company believes that the denial of deductions by Section 162(m) would have no adverse impact on the Company. A real estate investment trust is subject to tax on its "real estate investment trust taxable income," which is taxable income subject to adjustments and reduced by a deduction for dividends paid. The Company expects to pay sufficient dividends such that it will have no real estate investment trust taxable income even if Section 162(m) were to be applicable to compensation paid to one or more of its officers.

BONUS AWARDS

     Executive officers of the Company were awarded cash bonuses in 1995 based on the Compensation Committee's assessment of the Company's performance in 1994. The performance measures reviewed by the Compensation Committee included the Company's revenue growth, cash flow growth and total return to shareholders compared to that of its competitors. These measures were assigned approximately equal weight in the Compensation Committee's determinations. The Company's performance in each of these measures generally compared favorably to its competitors' corresponding results. The increases in the bonuses paid to executive officers in 1995 over those paid in 1994 were based in large part on these results.

     Pursuant to the Agreement, Mr. Gosman received bonus compensation in 1995 which consisted solely of Shares. In its 1992 negotiations regarding the amount of bonus compensation to be paid to Mr. Gosman each year during the four-year term of the Agreement, the Board of Trustees considered the performance measures listed above, Mr. Gosman's unique abilities and experience and his perceived contributions to the Company's financial performance in 1991 and 1992, including the approximately 57% and 10% total returns (comprised of stock price appreciation and dividend yield) on Shares in 1991 and 1992, respectively. Mr. Gosman's annual bonus under the Agreement is paid in Shares in order to further align his interests with those of the Company's shareholders.

OTHER COMPENSATION PLANS

     The Company maintains certain broad-based employee benefit plans in which Mr. Gosman and the Senior Executives participated. These plans include a 401(k) savings plan, life, disability and health insurance plans and allowances for automobile use. These plans are not directly or indirectly tied to Company performance.

                                          Submitted by,

                                          Thomas J. Magovern, Chairman
                                          Robert Cataldo
                                          Philip L. Lowe

                      REPORT OF THE STOCK OPTION COMMITTEE

     The Board's Stock Option Committee administers the Company's 1988 Stock Option Plan and 1992 Equity Incentive Plan. Stock options and stock grants are awarded under these plans in order to provide incentives to trustees, officers and key employees of the Company to maximize their efforts on behalf of the Company, to attract and retain those highly competent individuals upon whose judgment, initiative and leadership the Company's continuing success largely depends and to align the interests of the trustees, officers and key employees of the Company with those of the Company's shareholders. The size of individual option and stock grants is determined by the Stock Option Committee based on its comparison of option and stock grants to executives with similar responsibilities in other companies and the executive's level of responsibility and relative importance to the operations of the Company. In recognition of the Company's favorable 1994 financial results, the Stock Option Committee granted stock options and awards in 1995 to Mr. Gosman and the Senior Executives, as reflected in certain of the tables appearing hereinafter.

     It is the present policy of the Stock Option Committee to review periodically the Company's stock option and stock grant award levels and the over-all effectiveness of the Company's equity incentive plans in achieving the objectives of the Company.

                                          Submitted by,


                                          Thomas J. Magovern, Chairman


                                          Frederick W. Zuckerman

     The following table sets forth the compensation paid to the Company's Chief
Executive Officer (the "CEO") and four most highly compensated executive officers other than the CEO for services rendered in all capacities to the Company and its subsidiaries during the fiscal years ended December 31, 1995, 1994 and 1993.

                           SUMMARY COMPENSATION TABLE

                                                                                     ALL OTHER
                                                       ANNUAL COMPENSATION          COMPENSATION
    NAME AND                                       ----------------------------     ------------
PRINCIPAL POSITION                                 YEAR     SALARY($)   BONUS($)       ($)(1)
- ------------------                                 ----     -------     -------     ------------
Abraham D. Gosman................................  1995     767,559     834,375(2)     375,754(3)
  Chairman and CEO                                 1994     900,000     806,250(4)       5,344
                                                   1993     900,000     821,875(5)       5,174

David F. Benson..................................  1995     275,000     123,060(6)       6,240
  President                                        1994     250,000      65,253(7)       5,367
                                                   1993     210,000      30,000          5,188

Michael S. Benjamin..............................  1995     165,000      84,459(8)       6,175
  Senior Vice President and Secretary              1994     150,000      40,191(9)       5,138
                                                   1993     130,000      20,000          4,972

Michael F. Bushee................................  1995     165,000      84,459(8)       6,175
  Chief Operating Officer                          1994     150,000      40,191(9)       5,096
                                                   1993     130,000      20,000          4,929

Lisa P. McAlister................................  1995     121,000      83,133(10)      5,404
  Chief Financial Officer and Treasurer            1994     110,000      40,191(11)      5,404
                                                   1993      90,000      20,000          3,897

- ---------------
 (1) Includes 401(k) plan contribution of $4,620, $4,620, $4,620, $4,620 and
     $4,620 in 1995, $4,583, $4,589, $4,609, $4,610 and $4,610 in 1994, $4,497,
     $4,497, $4,497, $4,497 and $3,313 in 1993 and term life insurance premium payments of $0, $1,620, $1,555, $1,555 and $784 in 1995, $761, $778, $529,
     $486 and $372 in 1994, $677, $691, $475, $432 and $401 in 1993 on behalf of
     Messrs. Gosman, Benson, Benjamin, Bushee and Ms. McAlister, respectively.

 (2) 25,000 shares in four equal quarterly installments valued at $29.50, $34.25, $34.625 and $35.125 per Share, which were the closing prices for Shares on the New York Stock Exchange on the respective dates of issuance (April 4, 1995, July 3, 1995, October 2, 1995 and January 2, 1996).

 (3) $371,134 of which reflects the current dollar value of the benefit to Mr. Gosman of the portion of the premium paid by the Company in 1995 with respect to a split-dollar life insurance agreement (see "Further Information Regarding the Board of Trustees and Executive Officers" below for a description of such agreement). The benefit for 1995 was determined by calculating the time value of money (using the applicable short-term federal funds rate of 6.62%) of the premium paid by the Company in 1995 ($2,969,260) for the period from May 19, 1995 (the date on which the premium was paid) until June 18, 1997 (which is the earliest date on which the Company could terminate the agreement and obtain a refund of the premium paid).

 (4) 25,000 shares in four equal quarterly installments valued at $33.125, $33.875, $31.625 and $30.375 per Share, which were the closing prices for Shares on the New York Stock Exchange on the respective dates of issuance (April 11, 1994, July 6, 1994, October 4, 1994 and January 3, 1995).

 (5) 25,000 Shares in four equal quarterly installments valued at $33, $33, $33.375 and $32.125 per Share, which were the closing prices for Shares on the New York Stock Exchange on the respective dates of issuance (April 5, 1993, July 6, 1993, October 5, 1993 and January 6, 1994).


 (6) $48,060 of which relates to the Company's issuance to Mr. Benson of 1,440 Shares in four equal quarterly installments valued at $29.50, $34.25, $34.625 and $35.125 per Share, which were the closing prices for Shares on the New York Stock Exchange on the respective dates of issuance (April 4, 1995, July 3, 1995, October 2, 1995 and January 2, 1996).

 (7) $20,253 of which relates to the Company's issuance to Mr. Benson of 628 Shares in four equal quarterly installments valued at $33.125, $33.875, $31.625 and $30.375 per Share, which were the closing prices for Shares on the New York Stock Exchange on the respective dates of issuance (April 11, 1994, July 6, 1994, October 4, 1994 and January 3, 1995).

 (8) $29,459.38 of which relates to the Company's issuance to each of Messrs. Benjamin and Bushee of 847 Shares in four equal quarterly installments valued at $29.50, $34.25, $34.625 and $35.125 per Share, which were the closing prices for Shares on the New York Stock Exchange on the respective dates of issuance (April 4, 1995, July 3, 1995, October 2, 1995 and January 2, 1996).

 (9) $10,191 of which relates to the Company's issuance to each of Messrs. Benjamin and Bushee of 316 Shares in four equal quarterly installments valued at $33.125, $33.875, $31.625 and $30.375 per Share, which were the closing prices for Shares on the New York Stock Exchange on the respective dates of issuance (April 11, 1994, July 6, 1994, October 4, 1994 and January 3, 1995).

(10) $28,133.38 of which relates to the Company's issuance to Ms. McAlister of 843 Shares in four equal quarterly installments valued at $29.50, $34.25, $34.625 and $35.125 per Share, which were the closing prices for Shares on the New York Stock Exchange on the respective dates of issuance (April 4, 1995, July 3, 1995, October 2, 1995 and January 2, 1996).

(11) $10,191 of which relates to the Company's issuance to Ms. McAlister of 316 Shares in four equal quarterly installments valued at $33.125, $33.875, $31.625 and $30.375 per Share, which were the closing prices for Shares on the New York Stock Exchange on the respective dates of issuance (April 11, 1994, July 6, 1994, October 4, 1994 and January 3, 1995).

     The following table sets forth information concerning exercises of stock options by the following persons during the fiscal year ended December 31, 1995 and the number and value of their stock options at December 31, 1995.

                                                                                          VALUE OF
                                                                     NUMBER OF          UNEXERCISED
                                                                    UNEXERCISED         IN-THE-MONEY
                                       SHARES                       OPTIONS AT           OPTIONS AT
                                     ACQUIRED ON      VALUE         12/31/95(#)         12/31/95($)
                                      EXERCISE       REALIZED      EXERCISABLE/         EXERCISABLE/
               NAME                      (#)          ($)(1)       UNEXERCISABLE      UNEXERCISABLE(2)
               ----                  -----------     --------     ---------------    ------------------
Abraham D. Gosman..................         0              0       171,353/60,000     1,638,045/285,000
David F. Benson....................         0              0        15,706/60,000       135,464/285,000
Michael S. Benjamin................     6,334         55,548             0/40,000             0/190,000
Michael F. Bushee..................     6,334         54,631             0/40,000             0/190,000
Lisa P. McAlister..................     4,667         40,253             0/40,000             0/190,000

- ---------------
(1) Market value of underlying securities at exercise, less the exercise price.

(2) Market value of $34.875 as of December 31, 1995, less the exercise price.


PERFORMANCE GRAPH(1)

     Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on the Company's Shares against the cumulative market-weighted return of the Standard & Poor's Composite 500 Stock
Index and the National Association of Real Estate Investment Trusts ("NAREIT")
All REIT Total Return Index (which is comprised of all tax-qualified real estate investment trusts, without regard to investment focus, listed on the New York
Stock Exchange, American Stock Exchange and NASDAQ National Market System) for the period of five fiscal years commencing January 1, 1991 and ending December
31, 1995.

                                   [GRAPH]

      Measurement Period
    (Fiscal Year Covered)           Meditrust       S&P 500          NAREIT
12/31/90                             $100.00        $100.00         $100.00
1991                                 $155.66        $130.55         $135.68
1992                                 $171.79        $140.50         $152.20
1993                                 $194.43        $154.60         $180.43
1994                                 $197.29        $156.63         $181.88
1995                                 $243.89        $215.47         $215.18

- ---------------
(1) Assumes that the value of an investment in Meditrust Shares and each index was $100 on December 31, 1990 and that all dividends were reinvested on a monthly basis.

                                       ITEM I

                                ELECTION OF TRUSTEES

     It is the intention of the persons named as proxies in the accompanying form of proxy (unless otherwise indicated) to vote such proxies to elect the nominees for trustee named in the following table, all of whom are currently members of the Board of Trustees. If elected, the nominees will serve as trustees until the next scheduled annual meeting and until their successors are chosen and qualified. In the event that any of the nominees becomes unavailable (which is not now anticipated by the Company), the persons named as proxies have discretionary authority to vote for a substitute or to reduce the number of trustees to be fixed and elected. The Board of Trustees, which currently consists of eight persons, has no reason to believe that any of said persons will be unwilling or unable to serve if elected. The trustees will be elected by a plurality of the votes cast at the Meeting by the holders of Shares entitled to vote at the Meeting. The affirmative vote of the holders of a majority of the outstanding Shares of the Company present or represented at the Meeting and entitled to vote thereat is required to fix the number of trustees for the ensuing year, provided that such majority is at least a majority of the outstanding Shares entitled to vote at the Meeting.

     Abstentions and broker non-votes with regard to any item being acted upon at the Meeting will not be treated as votes cast.


                                                                         SHARES SUBJECT         SHARES
                                                          SHARES           TO OPTIONS     BENEFICIALLY OWNED
                                                        BENEFICIALLY      EXERCISABLE     AS A PERCENTAGE OF
   NAME AND PRINCIPAL OCCUPATION OR           TRUSTEE   OWNED AS OF      WITHIN 60 DAYS   SHARES OUTSTANDING
              EMPLOYMENT                AGE    SINCE     4/8/96(1)         OF 4/8/96         AS OF 4/8/96
- --------------------------------------  ---   -------   -----------      --------------   ------------------
Abraham D. Gosman.....................  67      1985       933,564(2)        191,353              1.5%
  Chairman and Chief Executive Officer
  of the Company

David F. Benson.......................  47      1991        42,524            35,706              (3)
  President of the Company

Edward W. Brooke......................  76      1985        69,526(4)         20,000              (3)
  Partner in the law firm of
  O'Connor & Hannan

Robert Cataldo........................  71      1985        33,935            20,000              (3)
  President of Sheldon Corporation, a
  health care and real estate
  consulting firm

Philip L. Lowe........................  78      1987        23,000(5)         20,000              (3)
  Principal of Philip L. Lowe and
  Associates, a consulting firm

Thomas J. Magovern....................  53      1985        27,251            20,000              (3)
  Regional Vice President, Real Estate
  Asset Management, United Jersey
  Bank, a New Jersey banking
  institution

Gerald Tsai, Jr.......................  67      1992        28,000            20,000              (3)
  Chairman, Chief Executive Officer
  and President of Delta Life
  Corporation, an annuity company

Frederick W. Zuckerman................  61      1990        25,000            20,000              (3)
  General Partner, Zuckerman,
  Firstenberg and Associates L.L.C.,
  an investment banking and financial
  advisory firm

All trustees and officers as a group
  (13 in number)......................  --        --     1,184,301(6)        347,059              2.0%

- ---------------
(1) Unless otherwise indicated, the number of Shares stated as being owned beneficially includes (i) Shares beneficially owned by spouses, minor children and/or other relatives in which the trustee may share voting or investment power and (ii) any Shares listed as being subject to options exercisable within 60 days of April 8, 1996.

(2) Includes 162,000 Shares owned by A.M.A. Financial Corporation, of which Mr. Gosman is President and a 98% shareholder.

(3) Less than 1%.

(4) Does not include 817 Shares owned by Mr. Brooke's wife, 2,271 Shares owned of record by Mr. Brooke as custodian for his son and 2,100 Shares owned of record by Mr. Brooke as trustee for his grandchildren, as to which Shares Mr. Brooke disclaims any beneficial interest.

(5) Does not include 1,500 Shares owned by Mr. Lowe's wife, as to which Shares Mr. Lowe disclaims any beneficial interest.

(6) Does not include an aggregate of 7,038 Shares owned by or for parents, spouses or children, as to which Shares the trustees or officers disclaim any beneficial interest.

     Abraham D. Gosman has been the Chairman of the Company since its organization in 1985 and became Chief Executive Officer in February 1991. Mr. Gosman is also the founder, Chairman of the Board, Chief Executive Officer and President of PhyMatrix Corporation, a provider of managerial and administrative services to a variety of specialized medical care and treatment providers, which completed its initial public offering in January 1996. Mr. Gosman was the Chief Executive Officer and Chairman of the Board of The Mediplex Group, Inc. ("Mediplex"), an operator and developer of health care facilities, from August 1990 until June 1994, when Mediplex was acquired by Sun Healthcare Group, Inc. Mr. Gosman has been in the health care and development business for more than thirty years.

     David F. Benson has been President of the Company since September 1991 and was Treasurer of the Company from January 1986 to May 1992. He was Treasurer of Mediplex from January 1986 through June 1987. He was previously associated with Coopers & Lybrand L.L.P., independent accountants, from 1979 to 1985. Mr. Benson is a trustee of Mid-Atlantic Realty Trust.

     Edward W. Brooke has been a partner of O'Connor & Hannan, a Washington, D.C. law firm, since 1979. From 1979 until October 1990 he was Of Counsel to Csaplar & Bok, a Boston law firm. He was United States Senator from Massachusetts from January 1967 to January 1979 and the Massachusetts Attorney General from 1963 to 1967.

     Robert Cataldo has been President of Sheldon Corporation, a health care and real estate consulting firm, since July 1983.

     Philip L. Lowe has been a principal of Philip L. Lowe and Associates, a consulting firm, and its predecessors for more than five years. Mr. Lowe is a director of Analog Devices, Inc.

     Thomas J. Magovern has been a Regional Vice President, Real Estate Asset Management of United Jersey Bank, a New Jersey banking institution, since November 1995. He was a principal of Nationwide Financial Corp., a real estate consulting firm from September 1993 to October 1995. Mr. Magovern was Executive Vice President of Northeast Savings, F.A. from January 1991 until February 1993. Prior to that time he had been Senior Vice President of City Savings Bank, F.S.B. from April 1989 until January 1991 and a Vice President of that bank for more than five years.

     Gerald Tsai, Jr. has been the Chairman, Chief Executive Officer and President of Delta Life Corporation, an annuity company, since February 1993. Mr. Tsai retired in 1991 as Chairman of the Executive Committee of the Board of Directors of Primerica Corporation (a diversified financial services company), which position he held since December 1988. From January 1987 to December 1988, Mr. Tsai was Chairman, and from April 1986 to December 1988, he was Chief Executive Officer of Primerica Corporation. He is a director of Rite Aid Corporation, Sequa Corporation, Triarc Companies, Inc., Proffitt's, Inc. and Zenith National Insurance Corp. Mr. Tsai is also a Trustee of Boston University and New York University Medical Center.


     Frederick W. Zuckerman has been a general partner in the investment banking and financial advisory firm of Zuckerman, Firstenberg & Associates LLC, since January 1995. He was Vice President and Treasurer of International Business Machines Corporation, an information technology corporation, from

September 1993 to January 1995. He was Senior Vice President and Treasurer of RJR Nabisco, Inc., a consumer food and tobacco producer, from February 1991 to September 1993. Mr. Zuckerman was Vice President and Treasurer of Chrysler Corporation, a motor vehicle manufacturer, from December 1981 until September 1990. Mr. Zuckerman is a director of The Singapore Fund, The Turner Corporation, Anacomp, Inc., The Japan Equity Fund, NVR, Inc., Pantone Inc., Olympic Financial Ltd. and Caere Corp.

FURTHER INFORMATION REGARDING THE BOARD OF TRUSTEES AND EXECUTIVE OFFICERS

     The Board of Trustees of the Company met 11 times in 1995. Each trustee attended at least 75% of the meetings of the Board of Trustees and all committees on which he served in 1995.

     The Executive Committee, consisting of Messrs. Gosman, Brooke and Zuckerman, exercises all the powers of the Board of Trustees between meetings of the Board of Trustees, except such powers as are reserved to the Board of Trustees by law. The Executive Committee met 19 times in 1995.

     The Audit Committee, consisting of Messrs. Lowe, Magovern and Tsai, confers with Coopers & Lybrand L.L.P., independent accountants, regarding the plans, scope and results of their audits and any recommendations they may have with respect to internal accounting controls and other matters relating to accounting procedures and the books and records of the Company. The Audit Committee met seven times in 1995.

     The Nominating Committee, consisting of Messrs. Gosman, Brooke and Cataldo, makes recommendations to the Board of Trustees concerning the Board's size and composition and suggests prospective candidates for trustee. The Nominating Committee met once during 1995. The Nominating Committee will consider shareholder recommendations for nominees for trustee. Shareholders of the Company wishing to make recommendations should write to the Nominating Committee c/o Michael S. Benjamin, Esquire, Senior Vice President and Secretary, Meditrust, 197 First Avenue, Needham Heights, Massachusetts 02194.

     The Personnel and Compensation Committee, consisting of Messrs. Cataldo, Lowe and Magovern, reviews the compensation of and other employment matters relating to the Company's officers and administrative employees. The Personnel and Compensation Committee met three times in 1995.

     The Stock Option Committee, consisting of Messrs. Magovern and Zuckerman, administers the Company's 1988 Stock Option Plan and 1992 Equity Incentive Plan. The Stock Option Committee met once in 1995.

     The Finance Committee, consisting of Messrs. Benson, Tsai and Zuckerman, reviews and recommends to the Board debt and equity financing opportunities available to the Company. The Finance Committee did not hold any formal meetings during 1995.

     The Company pays each trustee who is not otherwise an employee of the Company a fee of $30,000 per year for services as a trustee plus $1,000 per day for attendance at each meeting of the full Board of Trustees. In addition, the Chairman and each member of a committee of the Board of Trustees are paid $1,250 and $1,000, respectively, for attendance at a committee meeting. The Company reimburses the trustees for travel expenses incurred in connection with their duties as trustees of the Company. In addition, the Company from time to time pays trustees additional fees in connection with various special projects. In March 1996, the Company paid $100,000 to Sheldon Corporation, an entity wholly-owned by Mr. Cataldo, and issued to Mr. Cataldo 7,435 Shares valued at approximately $250,000 for services to the Company relating to the negotiation of selected loans in 1995.

     In March 1996, the Company paid $2,500 to each of Mr. Magovern and Mr. Zuckerman for their service on the Stock Option Committee in 1994 and 1995.

     The Company has adopted a Deferred Compensation Plan for trustees of the Company pursuant to which the trustees may defer receipt of fees. Currently, no trustee participates in such plan.

     In January 1996, the Company adopted a Trustee Retirement Plan for trustees of the Company who have served on the Board for at least five years and who are not employed by the Company upon their retirement from the Board. Pursuant to the plan, the Company will issue to each eligible retired trustee annual installments of Shares having a fair market value equal to the amount of the basic trustee fee paid to such trustee (currently $30,000) during the last full year of such trustee's service on the Board plus the amount payable to such trustee for attendance at six Board meetings (currently $6,000) during such year. Annual benefits will be paid for the number of years equal to the number of years that the retired trustee served on the Board.

     There are no family relationships among any of the trustees or executive officers of the Company.

     Effective January 1, 1993, Abraham D. Gosman entered into the Employment Agreement pursuant to which he will serve as Chief Executive Officer of the Company. The Employment Agreement has an initial term of four years which may be renewed for additional terms by mutual agreement of the Company and Mr. Gosman. Mr. Gosman's base compensation is $900,000 per year. In addition, Mr. Gosman will receive annually 25,000 Shares during the term of the Employment Agreement pursuant to the Company's 1992 Equity Incentive Plan. In the event of a "Change of Control" (which is defined as the acquisition by any person or group of 20% or more of the Shares, but only if a majority of the "Continuing Trustees" (defined in the Employment Agreement generally as the current trustees and any trustee nominated or elected by the current trustees) disapprove of such acquisition), Mr. Gosman shall be paid his base salary through the remaining term of the Employment Agreement, less the amount of salary and benefits payable to Mr. Gosman by a new employer. Mr. Gosman may upon 30 days' prior written notice to the Company demand the present value of such amount in a lump sum. Mr. Gosman shall also be entitled to participate in benefit plans of the Company until he is employed by a new employer. In the event of a termination resulting from a cause other than death, disability or a "Termination For Cause" (defined in the Employment Agreement as a termination due to a material breach of the Employment Agreement or the commission of certain other wrongful acts), Mr. Gosman shall be paid his base salary for one year, less the amount of compensation payable to Mr. Gosman by a new employer. In the event of a Termination For Cause or termination after such annual review of the Board of Trustees, Mr. Gosman is not entitled to receive any severance payments.

     In May 1995, the Company entered into a Split-Dollar Agreement with a trust established by Mr. Gosman (the "Insurance Trust"), pursuant to which the Company and the Insurance Trust share in the premium costs of a life insurance policy purchased by the Insurance Trust that will pay a benefit of approximately $50 million upon the death of Mr. Gosman. Pursuant to such agreement, the Company has agreed to advance the portion of the policy premiums not related to the term life insurance portion of the policy. The Company is entitled to reimbursement of the amounts advanced, without interest, upon the first to occur of (a) Mr. Gosman ceasing to be employed by the Company, (b) the death of Mr. Gosman or (c) the surrender of the policy. The Company's right to reimbursement is secured by an assignment of the life insurance policy and a promissory note of Mr. Gosman in the amount of the excess, if any, of the premiums paid by the Company over the cash surrender value of the insurance policy.

     In connection with the Split-Dollar Agreement, Mr. Gosman agreed with the Company that if the Split-Dollar Agreement is in effect at the time of his death and the net death benefit payable to the Insurance Trust is at least $24 million, then no shares owned by Mr. Gosman at his death will be sold by any of his heirs during the first year following his death and no more than 100,000 of such Shares will be sold during any three-month period in the second, third and fourth years following his death. At the request of the Company, Mr. Gosman also agreed to a $132,441 reduction in his 1995 base salary payable under the Employment Agreement.

                                    ITEM II

                AMENDMENTS TO THE COMPANY'S DECLARATION OF TRUST
              TO AUTHORIZE ADDITIONAL CLASSES AND SERIES OF SHARES

DESCRIPTION OF PROPOSED AMENDMENTS

     The Company's Board of Trustees has proposed amendments to the Company's Declaration of Trust which would authorize the Company to issue shares of one or more additional classes and/or series of shares of beneficial interest without par value. These shares, which would likely take the form of preferred stock, are hereinafter referred to as the "Preferred Shares." If the proposed amendments are approved, the Board of Trustees would be empowered, without the necessity of further action or authorization by the Company's shareholders (unless required in a specific case by applicable laws or regulations or stock exchange rules), to authorize the issuance of the Preferred Shares from time to time in one or more classes and/or series, and to fix by resolution or resolutions, designations, preferences, limitations and relative rights of each such class or series. Each class and/or series of Preferred Shares could, as determined by the Board of Trustees at the time of issuance, rank, with respect to dividends and redemption and liquidation rights, senior to the Company's issued and outstanding Shares. No such shares are presently authorized by the Company's Declaration of Trust and the Company does not, at present, have any agreements, understandings or arrangements concerning the issuance of any such shares.

     The amendments would authorize the Board of Trustees to determine, among other things, with respect to each class or series of Preferred Shares which may be issued: (a) the distinctive designation and number of shares constituting such class or series; (b) the dividend rates, if any, on the shares of that class or series and whether dividends would be payable in cash, property, rights or securities; (c) whether dividends would be non-cumulative, cumulative to the extent earned, partially cumulative or cumulative and, if cumulative, the date from which dividends on the series would accumulate; (d) whether, and upon what terms and condition, the shares of that class or series would be convertible into or exchangeable for other securities or cash or other property or rights;
(e) whether, and upon what terms and conditions, the shares of that class or series would be redeemable; (f) the rights and the preferences, if any, to which the shares of that class or series would be entitled in the event of voluntary or involuntary dissolution or liquidation of the Company; (g) whether a sinking fund would be provided for the redemption of the class or series and, if so, the terms of and amounts payable into such sinking fund; (h) whether the holders of such securities would have voting rights and the extent of those voting rights; and (i) any other preferences, privileges and relative rights of such class or series as the Board of Trustees may deem advisable. Holders of the Company's Shares have no preemptive right to purchase or otherwise acquire any Preferred Shares that may be issued in the future.

     The text of the proposed amendments is attached hereto as Exhibit A and the foregoing summary is qualified in its entirety by reference to such text. Provisions of the Declaration of Trust that are to be deleted by the proposed amendments are indicated by lineation in Exhibit A. Provisions that are to be added to the Declaration of Trust by the proposed amendments are indicated by underlined, bold-faced type in Exhibit A.

     If the proposed amendments are approved, any technical modifications to the Declaration of Trust necessary or appropriate to effect the proposed amendments, including modifications to the index, will also be deemed to be authorized.

REASONS FOR AND POSSIBLE EFFECTS OF PROPOSED AMENDMENTS

     The Board of Trustees recommends the authorization of the Preferred Shares to increase the Company's financial flexibility. The Board believes that the complexity of modern business financing and acquisition transactions requires greater flexibility in the Company's capital structure than now exists. Given the extensive financing requirements of the Company, lowering its cost of capital is essential to fully realizing the accretive benefits of future investments. The Board believes that the Preferred Shares would be an attractive investment and would provide the Company with a significant new source of capital, similar to that used by other real estate investment trusts, which will enhance the continued growth and success of the Company. The Company believes that Preferred Shares will generally have a lower all-in-cost than common equity. As compared to unsecured debt, the Company believes that Preferred Shares offer greater flexibility due to their lack of a final maturity and more limited covenants. The Preferred Shares would be available for issuance from time to time as determined by the Board of Trustees for any proper corporate purpose. Such purposes might include, without limitation, issuance in public or private sales for cash as a means of obtaining additional capital for use in the Company's business and operations, and issuance as part or all of the consideration required to be paid by the Company for acquisitions of other businesses or properties. The Company does not, at present, have any agreements, understandings or arrangements which would result in the issuance of any Preferred Shares.

     It is not possible to state the precise effect of the authorization of the Preferred Shares upon the rights of holders of Shares until the Board of Trustees determines the respective preferences, limitations and relative rights of the holders of one or more classes or series of the Preferred Shares. However, such effect might include: (a) reduction of the amount otherwise available for payment of dividends on Shares, to the extent dividends are payable on any issued Preferred Shares, and restrictions on dividend payments on Shares if dividends on the Preferred Shares are in arrears; (b) dilution of the voting power of the Shares to the extent that the Preferred Shares have voting rights; and (c) the holders of Shares not being entitled to share in the Company's assets upon liquidation until satisfaction of any liquidation preference granted to the Preferred Shares.

     The amendments may be viewed as having the effect of discouraging an unsolicited attempt by another person or entity to acquire control of the Company. Issuances of authorized Preferred Shares can be implemented, and have been implemented by some companies in the past, with voting or conversion privileges intended to make acquisition of a company more difficult or more costly. Such an issuance could discourage or limit the shareholders' participation in certain types of transactions that might be proposed (such as a tender offer), whether or not such transactions were favored by the majority of the shareholders, and could enhance the ability of officers and trustees to retain their positions. It is noted, however, that the Board currently has the power under the Declaration of Trust to redeem Shares of any person or entity which acquires more than 9.9% of the outstanding Shares in order to protect the Company's status as a real estate investment trust under the Internal Revenue Code. Consequently, the approval of the proposed amendments should have little or no incremental effect in discouraging unsolicited take-over attempts.

     The affirmative vote of the holders of a majority of the outstanding Shares of the Company entitled to vote at the Meeting is required to authorize the proposed amendments to the Declaration of Trust.

     THE BOARD OF TRUSTEES RECOMMENDS A VOTE FOR THE PROPOSED AMENDMENTS TO THE DECLARATION OF TRUST. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY A CONTRARY CHOICE ON THE PROXY CARD.

                              CERTAIN TRANSACTIONS

     The Company currently leases its principal executive offices from Continuum Care of Massachusetts, Inc. ("CCM"), which is wholly-owned by Mr. Gosman and his two adult sons. The lease provides for an average annual rental fee of $181,776 over the initial five-year term of the lease, which expires on March 31, 1999. The lease term may be extended for an additional term of one year and ten months.

     The Company has provided financing to affiliates of Life Care Centers of America, Inc. ("Life Care") for the construction of four health care facilities to be located in Auburn, Plymouth, Raynham and West Bridgewater, Massachusetts. Life Care has retained CCM to construct the facilities pursuant to turnkey development agreements with CCM in the amounts of $10,431,900, $10,953,585, $11,912,824 and $11,287,581 for the Auburn, Plymouth, Raynham and West Bridgewater facilities, respectively.

     During 1995, the Company agreed to provide mortgage financing in the aggregate amount of $163,409,418 (of which $76,388,340 has been funded) to entities controlled directly or indirectly by Mr. Gosman for the construction of six health care facilities to be located in Dedham and Needham, Massachusetts, Palm Beach, Florida, New Haven, Connecticut and Princeton, New Jersey.

     During 1995, the Company agreed to provide mortgage financing in the aggregate amount of $62,642,000 (of which $46,204,113 has been funded) to certain limited partnerships affiliated with the Dasco Company in which Mr. Gosman holds equity interests. Mr. Gosman owns from 7.125% to 47.5% of the aggregate equity interests in such limited partnerships.

     All of the terms and conditions of the above transactions and arrangements were approved by the Company's Independent Trustees. The Board of Trustees believes that the Company entered into the above transactions in the ordinary course of its business, and the terms of these transactions and arrangements are fair as to the Company and were made on terms not less favorable to the Company than those prevailing at the time for comparable transactions and arrangements with other persons.

                            INDEPENDENT ACCOUNTANTS

     Coopers & Lybrand L.L.P. were the independent accountants of the Company for fiscal 1995. The Board of Trustees intends to select the independent accountants of the Company for fiscal 1996 at its annual meeting on May 8, 1996. Representatives of Coopers & Lybrand L.L.P. will be present at the Meeting and will be afforded an opportunity to make a statement if they desire to do so. Such representatives of Coopers & Lybrand L.L.P. will also be available at that time to respond to appropriate questions addressed to the officer presiding at the Meeting.

                           PROPOSALS BY SHAREHOLDERS

     If any shareholder intends to present a proposal at the Company's next Annual Meeting of Shareholders and wishes to request that the same be included in the proxy statement and form of proxy to be furnished on behalf of the Board of Trustees with respect to such meeting, a copy of such proposal, meeting the eligibility standards promulgated by the Securities and Exchange Commission, must be received by the Company at its principal executive offices, 197 First Avenue, Needham Heights, Massachusetts 02194 Attention: Michael S. Benjamin, Esquire, Senior Vice President and Secretary on or before December 12, 1996.

                                 OTHER MATTERS

     The Board of Trustees knows of no business, matters or proposals which will be presented for consideration at the Meeting other than as discussed above. However, if any such business, matters or proposals should come before the Meeting, it is the intention of the persons named in the enclosed form of proxy to vote the proxies with respect to any such business, matters or proposals in accordance with their best judgment.

     The cost of preparing, assembling and mailing the proxy material will be borne by the Company. The Company will request persons, firms and corporations holding Shares in their names, or in the name of their nominees, which Shares are beneficially owned by others, to send proxy material to and obtain proxies from such beneficial owners. The Company will reimburse such holders for their reasonable expenses in so doing. The Company has retained
D. F. King & Co., Inc. ("King") to assist with the solicitation of proxies on behalf of the Board of Trustees of the Company. King will solicit proxies by means of mailings and telegraphic and telephonic communications. The estimated cost of King's proxy solicitation services is $8,000, which will be borne by the Company. Employees of the Company may also solicit proxies by use of telegraphic and telephonic communications, in addition to the use of the mails.

                                          By Order of the Board of Trustees

                                          LOGO

                                          MICHAEL S. BENJAMIN

                                          Senior Vice President and Secretary

April 11, 1996

THE DECLARATION OF TRUST ESTABLISHING MEDITRUST, DATED AUGUST 6, 1985, AS AMENDED (THE "DECLARATION"), A COPY OF WHICH IS DULY FILED IN THE OFFICE OF THE SECRETARY OF STATE OF THE COMMONWEALTH OF MASSACHUSETTS, PROVIDES THAT THE NAME "MEDITRUST" REFERS TO THE TRUSTEES UNDER THE DECLARATION COLLECTIVELY AS TRUSTEES, BUT NOT INDIVIDUALLY OR PERSONALLY; AND THAT NO TRUSTEE, OFFICER, SHAREHOLDER, EMPLOYEE OR AGENT OF THE COMPANY SHALL BE HELD TO ANY PERSONAL LIABILITY, JOINTLY OR SEVERALLY, FOR ANY OBLIGATION OF, OR CLAIM AGAINST, THE COMPANY. ALL PERSONS DEALING WITH THE COMPANY, IN ANY WAY, SHALL LOOK ONLY TO THE ASSETS OF THE COMPANY FOR THE PAYMENT OF ANY SUM OR THE PERFORMANCE OF ANY OBLIGATION.

                                                                       EXHIBIT A

                                    ITEM II

                     PROPOSED AMENDMENTS TO THE DECLARATION
                        OF TRUST TO AUTHORIZE ADDITIONAL
                          CLASSES AND SERIES OF SHARES

     6.1 Description of Shares. The interest of the Shareholders shall be divided into shares of beneficial interest which shall be known collectively as "Shares," all of which shall be validly issued, fully paid and nonassessable by the Trust upon receipt of full consideration for which they have been issued or without additional consideration if issued by way of share dividend or share split. Each holder of Shares shall as a result thereof be deemed to have agreed to and be bound by the terms of this Declaration. The Shares may be issued for such consideration as the Trustees shall deem advisable. [There]* THE SHARES shall be [one class of Shares]* without par value. The number of Shares which the Trust shall have authority to issue is unlimited. The Trustees are hereby expressly authorized at any time, and from time to time, to provide for the issuance of Shares upon such terms and conditions and pursuant to such agreements as the Trustees may determine.

     THE SHARES MAY CONSIST OF ONE OR MORE CLASSES OR SERIES. THE TRUSTEES MAY, FROM TIME TO TIME, ESTABLISH AND DESIGNATE THE DIFFERENT CLASSES AND SERIES AND DESIGNATE VARIATIONS IN THE RELATIVE RIGHTS AND PREFERENCES BETWEEN THE DIFFERENT CLASSES AND SERIES AS PROVIDED BELOW, BUT IN ALL OTHER RESPECTS ALL SHARES SHALL BE IDENTICAL.

     SUBJECT TO THE PROVISIONS HEREOF, THE TRUSTEES ARE AUTHORIZED TO ESTABLISH ONE OR MORE CLASSES OR SERIES OF SHARES AND, TO THE EXTENT NOW OR HEREAFTER PERMITTED BY THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS, TO FIX AND DETERMINE THE PREFERENCES, VOTING POWERS, QUALIFICATIONS AND SPECIAL OR RELATIVE RIGHTS OR PRIVILEGES OF EACH CLASS OR SERIES INCLUDING, BUT NOT LIMITED TO:

          (A) THE NUMBER OF SHARES TO CONSTITUTE SUCH CLASS OR SERIES AND THE DISTINGUISHING DESIGNATION THEREOF;

          (B) THE DIVIDEND RATE ON THE SHARES OF SUCH CLASS OR SERIES AND THE PREFERENCES, IF ANY, AND THE SPECIAL AND RELATIVE RIGHTS OF SUCH SHARES OF SUCH SERIES AS TO DIVIDENDS;

          (C) WHETHER OR NOT THE SHARES OF SUCH CLASS OR SERIES SHALL BE REDEEMABLE, AND, IF REDEEMABLE, THE PRICE, TERMS AND MANNER OF REDEMPTION;

          (D) THE PREFERENCES, IF ANY, AND THE SPECIAL AND RELATIVE RIGHTS OF THE SHARES OF SUCH CLASS OR SERIES UPON THE VOLUNTARY OR INVOLUNTARY DISSOLUTION OR LIQUIDATION OF THE COMPANY;

          (E) WHETHER OR NOT THE SHARES OF SUCH CLASS OR SERIES SHALL BE SUBJECT TO THE OPERATION OF A SINKING OR PURCHASE FUND AND, IF SO, THE TERMS AND PROVISIONS OF SUCH FUND;

          (F) WHETHER OR NOT THE SHARES OF SUCH CLASS OR SERIES SHALL BE CONVERTIBLE INTO ANY OTHER CLASS OR SERIES OF SHARES AND, IF SO, THE CONVERSION PRICE OR RATIO AND OTHER CONVERSION RIGHTS;

          (G) THE CONDITIONS UNDER WHICH THE SHARES OF SUCH CLASS OR SERIES SHALL HAVE SEPARATE VOTING RIGHTS OR NO VOTING RIGHTS; AND

          (H) SUCH OTHER DESIGNATIONS, PREFERENCES AND RELATIVE, PARTICIPATING, OPTIONAL OR OTHER SPECIAL RIGHTS AND QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS OF SUCH CLASS OR SERIES TO THE FULL EXTENT NOW OR HEREAFTER PERMITTED BY THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS.

* [denotes deleted sections]

     NOTWITHSTANDING THE FIXING OF THE NUMBER OF SHARES CONSTITUTING A PARTICULAR CLASS OR SERIES, THE TRUSTEES MAY AT ANY TIME AUTHORIZE THE ISSUANCE OF ADDITIONAL SHARES OF THE SAME CLASS OR SERIES.

     BEFORE THE TRUST SHALL ISSUE ANY SHARES OF ANY NEWLY DESIGNATED CLASS OR SERIES, A CERTIFICATE SETTING FORTH THE RESOLUTION OR RESOLUTIONS OF THE TRUSTEES FIXING THE VOTING POWERS, DESIGNATIONS, PREFERENCES AND RIGHTS OF SUCH CLASS OR SERIES, THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS THEREOF, AND THE NUMBER OF SHARES OF SUCH CLASS OR SERIES AUTHORIZED BY THE TRUSTEES, SHALL BE EXECUTED BY A MAJORITY OF THE TRUSTEES AND FILED WITH THE SECRETARY OF STATE OF THE COMMONWEALTH OF MASSACHUSETTS IN ACCORDANCE WITH SECTION 8.4 HEREOF.

     The holders of Shares shall be entitled to receive, when and as declared from time to time by the Trustees out of any funds legally available for the purpose, such dividends or distributions as may be declared from time to time by the Trustees. In the event of the termination of the Trust pursuant to Section
8.1 or otherwise, or upon the distribution of its assets, the assets of the Trust available for payment and distribution to Shareholders shall be distributed ratably among the holders of Shares at the time outstanding in accordance with Section 8.2. All EXCEPT AS OTHERWISE AUTHORIZED BY THE TRUSTEES WITH RESPECT TO ANY PARTICULAR CLASS OR SERIES, ALL Shares shall have equal noncumulative voting rights at the rate of one vote per share and equal dividend, distribution, liquidation and other rights, and shall have no preference, conversion, exchange, sinking fund or redemption rights. No holder of Shares shall be entitled as a matter of right to subscribe for or purchase any part of any new or additional issue of Shares of any class whatsoever of the Trust, or of securities convertible into any shares of any class whatsoever of the Trust, whether now or hereafter authorized and whether issued for cash or other consideration or by way of dividend.

     8.3 Amendment Procedure. This Declaration may be amended (except as to the limitations of personal liability of the Shareholders, Trustees, officers, employees and agents of the Trust and the prohibition of assessments upon Shareholders set forth in Section 7.2) at a meeting of Shareholders by holders of Shares representing a majority (or, with respect to (i) amendments to Article V, (ii) amendments to the proviso to Section 8.1, and (iii) amendments to this
Section 8.3 that would reduce the percentage vote required to approve any amendments to this Declaration, three quarters) of the total number of votes authorized to be cast by Shares, then outstanding and entitled to vote thereon, PROVIDED THAT THE TRUSTEES MAY AUTHORIZE ONE OR MORE CLASSES OR SERIES OF SHARES TO VOTE SEPARATELY AS A CLASS OR SERIES WITH RESPECT TO CERTAIN OR ALL AMENDMENTS TO THE DECLARATION AS DETERMINED BY THE TRUSTEES. Two-thirds of the Trustees may, after fifteen (15) days written notice to the Shareholders, also amend this Declaration without the vote or consent of Shareholders if they deem it necessary to conform this Declaration to the requirements of (i) the REIT Provisions of the Internal Revenue Code, (ii) other applicable federal laws or regulations or (iii) any state securities or "blue sky" laws or requirements of administrative agencies thereunder in connection with any public offering of Shares, but the Trustees shall not be liable for failing so to do. Actions by the Trustees pursuant to Section 6.1 or Section 9.6(a) that result in amending this Declaration shall be effected without vote or consent of Shareholders.

     8.4 Amendments Effective. Any amendment pursuant to any Section of this Declaration of Trust (INCLUDING ANY RESOLUTION ADOPTED PURSUANT TO SECTION 6.1 HEREOF) shall not become effective until a certification in recordable form signed by a majority of the Trustees setting forth an amendment and reciting that it was duly adopted as aforesaid or a copy of this Declaration, as amended, in recordable form, and executed by a majority of the Trustees, is filed with the Secretary of State of the Commonwealth of Massachusetts.

     8.6 Sale of Assets, Merger. The Trustees, with the approval of a majority of the Trustees (and, in the case of a merger, a majority of the Independent Trustees) and the affirmative vote or written consent of the holders of Shares representing (I) a majority of the total number of votes authorized to be cast by Shares then outstanding and entitled to vote thereon AND (II) SUCH PERCENTAGE AS DETERMINED BY THE TRUSTEES OF THE TOTAL NUMBER OF VOTES AUTHORIZED TO BE CAST BY ANY CLASS AND/OR SERIES OF SHARES AS SHALL HAVE BEEN AUTHORIZED BY THE TRUSTEES TO VOTE SEPARATELY AS A CLASS OR SERIES ON SUCH MATTERS, may: (a) sell, lease or exchange all or substantially all of the property and assets of the Trust or (b) merge the Trust into any corporation, association, trust or organization.

        PROXY FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 8, 1996

                                   MEDITRUST

    The undersigned, having received the Notice of Annual Meeting and the Board of Trustees' Proxy Statement, hereby appoint(s) Abraham D. Gosman, Edward W. Brooke and David F. Benson, and each of them, Proxies of the undersigned (with full power of substitution) to attend the above Annual Meeting of Shareholders of Meditrust to be held May 8, 1996, and all adjournments thereof (the "Meeting"), and there to vote all shares of beneficial interest of Meditrust that the undersigned would be entitled to vote, if personally present, in regard to all matters which may come before the Meeting.


    The undersigned hereby confer(s) upon the Proxies, and each of them, discretionary authority (i) to consider and act upon such business, matters or proposals other than the proposals set forth below as may properly come before the Meeting and (ii) with respect to the election of trustees in the event that any of the nominees is unable or unwilling to serve if elected. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER SPECIFIED HEREIN. IF NO SPECIFICATION IS MADE, THE PROXIES INTEND TO VOTE (I) TO FIX THE NUMBER OF TRUSTEES AT EIGHT, (II) FOR ALL NOMINEES AND (III) FOR PROPOSAL 2.


/X/ Please mark votes as in this example

    1. To fix the number of trustees at eight and to vote for the election of all nominees listed below (except as otherwise indicated).
/ / FOR all nominees                       / / WITHHELD from all nominees

NOMINEES:    Abraham D. Gosman    David F. Benson    Edward W. Brooke    Thomas
             J. Magovern    Robert Cataldo
         Philip L. Lowe    Gerald Tsai, Jr.    and    Frederick W.
                                   Zuckerman

- --------------------------------------------------------------------------------
             For, except vote withheld from nominee(s) listed above

    2. To approve the amendments to the Declaration of Trust described in Item II of the Board of Trustees' Proxy Statement.

             / / FOR             / / AGAINST             / / ABSTAIN

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES CONTINUED AND TO BE SIGNED AND DATED ON REVERSE SIDE (SEE REVERSE SIDE)


IN SIGNING, PLEASE WRITE NAME(S) EXACTLY AS APPEARING IN THE                                            MARK HERE FOR
  IMPRINT ON THIS CARD. FOR SHARES HELD JOINTLY, EACH JOINT                                             ADDRESS CHANGE
OWNER SHOULD SIGN. IF SIGNING AS EXECUTOR, OR IN ANY OTHER                                              AND NOTE BELOW / /
REPRESENTATIVE CAPACITY, OR AS AN OFFICER OF A CORPORATION,
PLEASE INDICATE YOUR FULL TITLE AS SUCH.
Date: ---------------------------------------------------------    ---------------------------------------------------------------
                                                                                                                         Signature
Date: ---------------------------------------------------------    ---------------------------------------------------------------
                                                                                                                         Signature